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                                                                    EXHIBIT 2.01


                                 PLAN OF MERGER


                                DECEMBER 21, 1998


        THIS PLAN OF MERGER (this "PLAN") is adopted by the Board of Directors of HNC SOFTWARE INC., a Delaware corporation ("HNC"), and the Board of Directors of APTEX SOFTWARE INC., a California corporation (the "COMPANY"), pursuant to
Section 1110 of the California Corporations Code and Section 253 of the Delaware General Corporation Law.

                                    RECITALS

        A. HNC currently owns 100% of the issued and outstanding shares of the Series A Preferred Stock of the Company (which is the only authorized series of Preferred Stock of the Company) and more than 90% of the issued and outstanding shares of the Common Stock of the Company. Consequently, HNC owns shares of the Company's capital stock representing more than 90% of the issued and outstanding shares of each class of the Company's capital stock.

        B. HNC and the Company desire to consummate a statutory short form merger pursuant to which the Company will be merged with and into HNC, with HNC being the surviving corporation of such merger and the Company ceasing to exist as a separate corporate entity following such merger. Upon the consummation of such merger, the issued and outstanding shares of the Company's Common Stock (other than any such shares held by HNC) will be converted into the right to receive a cash payment, and all shares of the Company's capital stock owned by HNC will be canceled without the payment of any consideration therefor.

        C. The merger of the Company with and into HNC will be effected as a short form merger pursuant to the provisions of Section 1110 of the California Corporations Code and Section 253 of the Delaware General Corporation Law and other applicable provisions of California and Delaware law, and by virtue of the Merger, HNC will acquire all the assets and properties of the Company and will assume all of the liabilities of the Company.

        D.      This Plan is adopted as a plan of reorganization pursuant to
Section 368(a) of the Internal Revenue Code of 1968, as amended (the "CODE"), and as a plan of liquidation pursuant to Section 332 of the Code.

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

        As used in this Plan, the following terms will have the meanings set forth below:

        1.1 The "MERGER" means the statutory short form merger of the Company with and into HNC to be effected pursuant to the terms and conditions of this Plan, in which HNC will be the surviving corporation of such merger.

        1.2 The "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the laws of the States of California and Delaware as a result of the filing


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with the Delaware Secretary of State of a Certificate of Ownership and Merger
conforming to the requirements of Section 253 of the Delaware General Corporation Law (the "DELAWARE CERTIFICATE"), followed by filing of a certified copy of the Delaware Certificate with the California Secretary of State as provided in Section 1108 of the California Corporations Code.

        1.3 "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.

        1.4 "HNC AVERAGE PRICE PER SHARE" means the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Stock Market and reported in The Wall Street Journal for the ten (10) trading days immediately preceding (but not including) the Effective Time.

        1.5 "COMPANY COMMON STOCK" means the Common Stock, no par value, of the Company.

        1.6 "COMPANY SERIES A PREFERRED STOCK" means the Series A Preferred Stock, no par value, of the Company.

        1.7 "COMPANY OPTIONS" means, collectively, options to purchase shares of Company Common Stock granted by the Company under the Company's 1996 Equity Incentive Plan, as amended (the "COMPANY EQUITY PLAN").

        1.8 "COMPANY DISSENTING SHARES" means any shares of capital stock of the Company that (i) are outstanding immediately prior to the Effective Time and qualify fully as "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code and (ii) with respect to which dissenter's rights to require the purchase of such dissenting shares for cash at their fair market value in accordance with Chapter 13 of the California Corporations Code have been duly and properly exercised and perfected in connection with the Merger.

        1.9 "CONVERSION NUMBER" means the quotient obtained by dividing (a) $6.25 by (b) the HNC Average Price Per Share.

        Other capitalized terms defined elsewhere in this Plan and not defined in this Article I will have the meanings assigned to such terms in this Plan.

                                    ARTICLE 2
                                 PLAN OF MERGER

        2.1     Conversion or Cancellation of Company Shares.

                2.1.1 HNC Stock. At the Effective Time, each share of the capital stock of HNC that is issued and outstanding immediately prior to the Effective Time will remain unchanged and unaffected by the Merger.

                2.1.2 Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the


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Effective Time (other than any shares of Company Common Stock that are Company
Dissenting Shares as provided in Section 2.1.4 and other than any shares of Company Common Stock owned by HNC) will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into the right to receive payment of $5.25 in cash (by check) from HNC, subject to compliance with Article 3 hereof.

                2.1.3 Cancellation of Company Stock Owned by HNC. At the Effective Time, each share of Company Series A Preferred Stock and each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and is then owned by HNC will, by virtue of the Merger and without the need for any further action on the part of HNC, be canceled without the payment of any consideration therefor.

                2.1.4 Company Dissenting Shares. Holders of Company Dissenting Shares, if any, will be entitled to their dissenter's appraisal rights under Chapter 13 of the California Corporations Code with respect to such Company Dissenting Shares and such Company Dissenting Shares will not be converted into the right to receive payment of $5.25 in cash from HNC pursuant to Section
2.1.2. Shares of Company Common Stock (other than shares owned by HNC) that are issued and outstanding immediately prior to the Effective Time with respect to which dissenting shareholders' rights of appraisal under the California Corporations Code have not been properly perfected will, when such dissenting shareholders' rights can no longer be legally exercised under the California Corporations Code, be converted into the right to receive payment of $5.25 in cash from HNC as provided in Section 2.1.2.

        2.2     Assumption and Conversion of Company Options.

                2.2.1   Assumption by HNC.

                        (a) Assumption and Conversion of Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be assumed by HNC and converted into a non-qualified option (an "HNC OPTION") to purchase that number of shares of HNC Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Conversion Number, rounded up (if the fraction is 0.5 or greater) or down (if the fraction is less than 0.5) to the nearest whole number, at an exercise price per share of HNC Common Stock equal to the exercise price per share of Company Common Stock that was in effect for such Company Option immediately prior to the Effective Time divided by the Conversion Number (rounded down to the nearest whole cent); provided, however, that if the foregoing calculation would result in an assumed and converted Company Option being converted into an HNC Option that, after aggregating all the shares of HNC Common Stock subject to such HNC Option, would be exercisable for a fraction of a share of HNC Common Stock, then the number of shares of HNC Common Stock subject to such HNC Option will be rounded (down, if the fraction is less than 0.5, and up, if the fraction is 0.5 or higher) to the nearest whole number of shares of HNC Common Stock.

                        (b) Treatment of Aptex Option Terms in HNC Options. The terms,


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exercisability, vesting schedule and all other terms and conditions of each
Company Option that is converted into an HNC Option by virtue of the Merger (including but not limited to the provisions of the Company Equity Plan that form part of the terms and conditions of such Company Option) will (except as otherwise provided in the terms of such Company Options), to the extent permitted by applicable law and otherwise reasonably practicable, be unchanged and continue in effect at the Merger, EXCEPT THAT any such Company Option that is an "incentive stock option" will at the effectiveness of the Merger lose its status as an "incentive stock option" under Section 422 of the Code and will, under the Code, instead be an non-qualified stock option, and EXCEPT THAT from and after the Effective Time of the Merger the HNC General Repurchase Option to purchase outstanding Company Options contained in Section 22 of the Company Equity Plan will terminate and will cease to be binding on the holders of HNC Options issued upon conversion of Compa ny Options in the Merger.

                        (c) Vesting. Pre-Merger employment service with the Company will be credited to each holder of a Company Option for purposes of applying any vesting schedule contained in a Company Option to determine the number of shares of HNC Common Stock that are vested and exercisable under the HNC Option into which such Company Option is converted in the Merger. The vesting of the right to exercise any Company Option (or any HNC Option into which it is converted in the Merger) will not accelerate by reason of, or in connection with, the Merger.

                        (d) Notice of Assumption. Each holder of a Company Option will receive, as soon as reasonably practicable after the Effective Time, a written notice from HNC setting forth (i) the number of shares of HNC Common Stock subject to each assumed Company Option, and (ii) the exercise price per share at which each such share of the HNC Common Stock issuable upon exercise of such assumed Company Option is purchasable.

                2.2.2 Form S-8 Registration. HNC will use its diligent efforts to cause the shares of HNC Common Stock that are subject to the HNC Options that are issued in the Merger upon the conversion of the Company Options pursuant to
Section 2.2.1 to be registered on a registration statement (or to be issued pursuant to a then-effective registration statement) on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, within thirty (30) days following the Effective Time, and will use its diligent efforts to maintain the effectiveness of such Form S-8 registration statement or registration statements for so long as such HNC Options remain outstanding and HNC Common Stock is registered under the Securities Exchange Act of 1934, as amended.

        2.3 Adjustments for Capital Changes. Notwithstanding the provisions of Section 2.1 or Section 2.2, if at any time prior to the Effective Time, HNC recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares of HNC Common Stock or in shares or securities convertible into shares of HNC Common Stock (each, a "CAPITAL CHANGE"), then the provisions of this Plan will be


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appropriately adjusted to reflect and give effect to such Capital Change. HNC's acquisition of any business and/or any assets pursuant to a statutory merger or otherwise (including any such transaction involving the issuance of shares of HNC Common Stock) will not be deemed to be a Capital Change.

        2.4     Effects of the Merger. At and upon the Effective Time of the
Merger:

                (a) the separate existence of the Company will cease and the Company will be merged with and into HNC, and HNC will be the surviving corporation of the Merger (the "SURVIVING CORPORATION") and assume all of the Company's liabilities pursuant to the terms of this Plan;

                (b) each share of the Company's Series A Preferred Stock and each share of Company Common Stock owned by HNC that is issued and outstanding immediately prior to the Effective Time will be canceled without the payment of any consideration therefor as provided in Section 2.1.3;

                (c) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Company Dissenting Shares and other than shares owned by HNC) will be converted into the right to receive a payment of $5.25 in cash from HNC as provided in this Article 2 and in Article 3 hereof;

                (d) each Company Option that is outstanding immediately prior to the Effective Time will be converted into an HNC Option as provided in this Article 2; and

                (e) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

        2.5 Reorganization and Liquidation. The parties intend to adopt this Plan and the Merger as a plan of reorganization pursuant to Section 368(a) of the Code and as a plan of liquidation in accordance with the provisions of
Section 332 of the Code.


                                    ARTICLE 3
                         SURRENDER OF STOCK CERTIFICATES

        3.1 Surrender of Company Certificates. Prior to or promptly following the Effective Time, each holder of shares of Company Common Stock (other than HNC) will surrender the certificate(s) for such shares (each a "COMPANY CERTIFICATE") to HNC for cancellation as of the Effective Time, together with a completed and signed Internal Revenue Service Form W-8 or W-9, as applicable. If any Company Certificate shall have been lost, stolen or destroyed, then HNC and/or its payment agent may in its discretion require, as a condition to payment, that the shareholder of such lost, stolen or destroyed Company Certificate execute and deliver to HNC an indemnity agreement in favor of HNC and/or its payment agent, in form and substance satisfactory to HNC, indemnifying them against loss or liability incurred due to such lost, stolen or destroyed Company Certificate.


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        3.2     Payment. Except to the extent otherwise provided in Section
2.1.4, promptly after the Effective Time and receipt of such Company Certificates, together with the required Form W-8 or W-9, as applicable, HNC or its payment agent will pay such tendering holder of a Company Certificate the amount of $5.25 per share in cash (by check).

        3.3 Condition to Payment. No amounts otherwise payable to a holder pursuant to Article 2 will be paid to the holder of any unsurrendered Company Certificate in respect of the shares of Company Common Stock represented by such Company Certificate until the holder of such unsurrendered Company Certificate surrenders such Company Certificate to HNC as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Company Certificate, there will be delivered to the person entitled thereto, the amount payable with respect to the shares of Company Common Stock represented by such Company Certificate pursuant to Article 2.

        3.4 No Further Transfers. After the Effective Time there will be no further registration of transfers of Company Stock on the stock transfer books of the Company or its transfer agent. If, after the Effective Time, Company Certificates are presented for any reason, they will be canceled and exchanged as provided in this Article 3.

                                    ARTICLE 4
                  TERMINATION AMENDMENT OR ABANDONMENT OF PLAN

        4.1 Termination or Abandonment. This Plan may be terminated or abandoned by the HNC Board of Directors in its sole discretion, for any reason or no reason, with or without cause, at any time prior to the Effective Time.

        4.2 Amendment. This Plan may be amended at any time prior to the Effective Time if such amendment is approved and adopted by the Board of Directors of HNC and the Board of Directors of the Company.

                                    ARTICLE 5
                                  MISCELLANEOUS

        5.1 Counterparts. This Plan may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Plan will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of both parties reflected hereon as signatories.

        5.2 Further Assurances. HNC and the Company each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously or implement the transactions contemplated by this Plan.

        5.3 Absence of Third Party Beneficiary Rights. No provisions of this Plan are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, optionee, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.


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